Exhibit 99.1

News Release

L.B. FOSTER REPORTS FOURTH QUARTER OPERATING RESULTS OF

$0.65 PER SHARE ON SALES GROWTH OF 5.2%

PITTSBURGH, PA, February 8, 2013 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its fourth quarter 2012 operating results which included a 5.2% increase in sales compared to the prior year fourth quarter and diluted earnings per share from continuing operations of $0.65.

Fourth Quarter Results

•

Fourth quarter net sales of $140.7 million increased by $7.0 million or 5.2% due to a 23.2% increase in Rail segment sales and a 48.6% improvement in Tubular segment sales, partially offset by a 27.8% decline in Construction segment sales.

•

Gross profit margin was 19.6%, 20 basis points lower than the prior year, due principally to sales of lower cost inventory in the fourth quarter of 2011 that resulted in higher margins, partially offset by an incremental warranty charge in the fourth quarter of 2011 and by favorable LIFO adjustments in the fourth quarter of 2012 as compared to the prior year quarter.

•

Fourth quarter income from continuing operations increased by 14.2% to $6.6 million or $0.65 per diluted share compared to income from continuing operations of $5.8 million or $0.57 per diluted share last year.

•	The December 2012 backlog was $210.9 million, 50.3% higher than December 2011. Fourth quarter bookings were $115.6 million compared to $124.0 million last year, a decrease of 6.7%.

•	Selling and administrative expenses decreased by $0.4 million or 2.4% from the prior year, due principally to a reduction in costs related to concrete tie testing.

•

The Company’s income tax rate from continuing operations was 38.6% compared to 36.0% in the prior year. The rate increase compared to the prior year was due to the mix of earnings attributable to higher rate jurisdictions in 2012 and certain discrete items recorded in 2012.

•

Cash provided from continuing operating activities for the fourth quarter of 2012 was $1.6 million compared to $20.8 million in the fourth quarter of 2011. The lower 2012 result was due principally to an increase in inventory that was related to a few key projects the Company was working on during the fourth quarter of 2012.

CEO Comments

Robert P. Bauer, L.B. Foster’s President and Chief Executive Officer, had the following comments on the fourth quarter results, “The fourth quarter turned out to be a strong finish for the year. I am particularly encouraged by the 19% increase in pretax income and our ability to reach 7.7% pretax profit margins in a quarter with just under $141 million in net sales. This is a nice way to finish a year in which we recorded some substantial quality costs in the second and third quarters. Excluding those quality costs in both years, the Company would have reported full year pretax income from continuing operations of $45.0 million, an increase of 13.6% over 2011. This has put us in a position where I believe the Company has substantially improved its profitability, is generating nice cash flow, and is in a position to fund the strategic plans aimed at increasing our growth rate over the next five years.”

Fourth Quarter Business Segment Highlights

Rail Segment

Rail segment sales increased 23.2% driven by strong sales in our rail distribution and transit products businesses. We recognized approximately $15.0 million of sales from the $60 million Honolulu, HI elevated transit system project. Gross profit margin declined principally due to sales of lower cost inventory in the fourth quarter of 2011 that resulted in a higher margin as well as a less favorable mix of product in 2012. These items benefiting the prior year quarter were partially offset by an incremental warranty charge in the prior year quarter.

	($000)
	2012	2011	Variance
Sales	$91,329	$74,117	23.2%
Gross Profit	$17,217	$16,322
Gross Profit %	18.9%	22.0%

Construction Segment

Construction sales declined 27.8% in the quarter. This was due principally to the piling product line and, to a lesser extent, the fabricated bridge business. The lower margin was due principally to sales of lower cost inventory in the fourth quarter of 2011 that resulted in a higher margin.

	($000)
	2012	2011	Variance
Sales	$37,080	$51,330	(27.8%)
Gross Profit	$5,875	$8,479
Gross Profit %	15.8%	16.5%

Tubular Segment

Tubular products closed the year with strong fourth quarter sales and a backlog in line with the prior year. Gross profit margins expanded slightly on the higher sales volume.

	($000)
	2012	2011	Variance
Sales	$12,315	$8,288	48.6%
Gross Profit	$4,054	$2,706
Gross Profit %	32.9%	32.6%

Full Year Results

•

Net sales for 2012 were $588.5 million, an increase of $13.2 million or 2.3%, due to a 17.5% increase in Rail segment sales and a 50.8% improvement in Tubular segment sales, partially offset by a 25.7% decline in Construction segment sales.

•

Gross profit margin was 15.7%, 140 basis points lower than the prior year period due to $22.0 million ($1.28 per diluted share) of concrete tie warranty charges recorded in the second and third quarters of 2012 to reflect management’s estimate of the cost it expects to incur to fulfill warranty claims related to concrete railroad ties, all of which were manufactured in our Grand Island, NE facility that was shut down in February 2011. Gross profit in 2011 included $7.0 million ($0.45 per diluted share) of warranty charges and other unfavorable concrete tie gross profit adjustments. Excluding the warranty and other costs from both years would result in gross profit margins of 19.4% in 2012 and 18.3% in 2011.

•

Selling and administrative expenses increased $1.8 million or 2.8% from the prior year due primarily to increased concrete tie testing costs as well as salaries and benefits expense, partially offset by favorable bad debt expense.

•

The Company’s year-to-date income tax rate from continuing operations was 38.0% compared to 32.4% in the prior year. The rate increase compared to the prior year was due to the mix of earnings attributable to higher rate jurisdictions in 2012, certain discrete items recorded in 2012 and the receipt of state tax refunds in the prior year.

•

Income from continuing operations was $14.8 million or $1.44 per diluted share compared to $22.1 million or $2.14 per diluted share in 2011. Excluding concrete tie charges from both years, earnings from continuing operations per diluted share would have been $2.72 and $2.59 in 2012 and 2011, respectively.

•

Cash provided from continuing operating activities was $26.2 million for the twelve month period ended December 31, 2012 compared to $31.5 million in the prior year comparable period. Capital expenditures were $7.2 million in 2012 as compared to $11.7 million in 2011.

2013 Outlook

The Company expects 2013 to be a year in which the construction business will turn positive. Following a number of difficult quarters, order trends indicate that an upturn is likely despite continued pressures on government budgets. Rail and tubular markets will grow with end customer demand varying depending on specific company strategies. We expect our sales growth to be in the range of 5% to 6.5% for 2013. This will be comprised of double digit growth for construction and low to mid-single digit growth for rail and tubular.

The Company is also planning to increase spending on capital projects for capacity and new product programs as well as for adding resources for new products and addressing under-served markets. These investments support the company’s strategic plan and address opportunities for growth and creating shareholder value. Pre-tax margins are expected to be in the 7.6% to 7.8% range as increases in gross profit margins are directed toward strategic programs that will result in increases in selling and administrative expenses.

Robert Bauer will discuss more about the 2013 outlook during the Company’s earnings conference call.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2012 operating results on Friday, February 8, 2013 at 11:00am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The replay can also be heard via telephone at (888) 286-8010 by entering pass code 88397718.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the product claim; the outcome of the Inspector General subpoena; and those matters set forth in Item 8, Footnote 21, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2011, as updated by any subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:

David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net Sales	$140,724	$133,735	$588,541	$575,337
Cost of goods sold	113,154	107,211	496,272	476,927

Gross Profit	27,570	26,524	92,269	98,410

Selling and administrative expenses	16,509	16,910	66,651	64,807
Amortization expense	865	695	2,961	2,791
Interest expense	137	179	542	622
Interest income	(133)	(97)	(452)	(321)
Equity in income of nonconsolidated investment	(194)	(137)	(837)	(707)
(Gain) loss on foreign exchange	(220)	248	238	(237)
Other income	(211)	(363)	(664)	(1,197)

	16,753	17,435	68,439	65,758

INCOME FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	10,817	9,089	23,830	32,652

INCOME TAX EXPENSE	4,174	3,272	9,066	10,585

INCOME FROM CONTINUING OPERATIONS	6,643	5,817	14,764	22,067

INCOME FROM DISCONTINUED OPERATIONS, BEFORE INCOME TAXES	37	447	3,842	1,287

INCOME TAX EXPENSE	15	161	2,418	459

INCOME FROM DISCONTINUED OPERATIONS	22	286	1,424	828

NET INCOME	$6,665	$6,103	$16,188	$22,895

BASIC EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$0.65	$0.58	$1.46	$2.16
FROM DISCONTINUED OPERATIONS	0.00	0.03	0.14	0.08

BASIC EARNINGS PER COMMON SHARE	$0.66	$0.61	$1.60	$2.24

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$0.65	$0.57	$1.44	$2.14
FROM DISCONTINUED OPERATIONS	0.00	0.03	0.14	0.08

DILUTED EARNINGS PER COMMON SHARE	$0.65	$0.60	$1.58	$2.22

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	10,144	10,067	10,124	10,209

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	10,240	10,172	10,234	10,312

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$101,464	$73,727
Accounts receivable - net	59,673	66,496
Inventories - net	107,108	89,464
Current deferred tax assets	4,585	—
Prepaid income tax	1,195	3,684
Other current assets	1,903	1,758
Current assets of discontinued operations	464	4,864

Total Current Assets	276,392	239,993

PROPERTY, PLANT AND EQUIPMENT - NET	42,333	45,837
Goodwill	41,237	41,237
Other intangibles - net	40,165	42,871
Investments	4,332	3,495
Other assets	1,663	1,415
Assets of discontinued operations	—	5,046

TOTAL ASSETS	$406,122	$379,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$35	$2,384
Accounts payable - trade	50,454	49,213
Deferred revenue	7,447	6,833
Accrued payroll and employee benefits	9,604	9,483
Current deferred tax liabilities	—	759
Accrued warranty	15,727	6,632
Other accrued liabilities	8,596	8,134
Current liabilities of discontinued operations	106	1,294

Total Current Liabilities	91,969	84,732

OTHER LONG-TERM DEBT	27	51

DEFERRED TAX LIABILITIES	12,140	11,708

OTHER LONG-TERM LIABILITIES	14,411	13,588

STOCKHOLDERS’ EQUITY:
Class A Common stock	111	111
Paid-in capital	46,290	47,349
Retained earnings	270,311	255,152
Treasury stock	(25,468)	(28,169)
Accumulated other comprehensive loss	(3,669)	(4,628)

Total Stockholders’ Equity	287,575	269,815

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$406,122	$379,894

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
Gross Profit margins excluding concrete tie charges	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net Sales, as reported	$140,724	$133,735	$588,541	$575,337
Cost of Goods Sold, as reported	113,154	107,211	496,272	476,927

Gross Profit	27,570	26,524	92,269	98,410

Product Warranty Charges, before income tax	—	1,800	22,000	4,002
Charges to fulfill customer contractual obligations, before income tax	—	—	—	2,976

	—	1,800	22,000	6,978

Gross Profit, excluding certain charges	$27,570	$28,324	$114,269	$105,388

GP percentage, as reported	19.59%	19.83%	15.68%	17.10%
GP percentage, excluding certain charges	19.59%	21.18%	19.42%	18.32%

Income from Continuing Operations, Before Income Taxes	Three Months Ended		Twelve Months Ended
excluding concrete tie charges	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Income from Continuing Operations, as reported	$10,817	$9,089	$23,830	$32,652

Product Warranty Charges, before income tax	—	1,800	22,000	4,002

Charges to fulfill customer contractual obligations, before income tax	—	—	—	2,976

Incentive compensation, before income tax	350	—	(807)	—

Income from Continuing Operations, Before Income Taxes, excluding certain charges	$11,167	$10,889	$45,023	$39,630

Income from Continuing Operations (including diluted earnings	Three Months Ended		Twelve Months Ended
per share) excluding concrete tie charges	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Income from Continuing Operations, as reported	$6,643	$5,817	$14,764	$22,067

Product Warranty Charges, net of income tax	—	1,128	13,603	2,635

Charges to fulfill customer contractual obligations, net of income tax	—	—	—	1,959

Incentive compensation, net of income tax	216	—	(499)	—

Income from Continuing Operations, excluding certain charges	$6,859	$6,945	$27,868	$26,661

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$0.65	$0.57	$1.44	$2.14

DILUTED EARNINGS PER COMMON SHARE, excluding certain charges	$0.67	$0.68	$2.72	$2.59

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED, as reported	10,240	10,172	10,234	10,312

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED, excluding certain charges	10,264	10,172	10,256	10,312